UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2010
BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-14959	39-0971239

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6555 West Good Hope Road Milwaukee, Wisconsin	53223

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 358-6600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On May 13, 2010, Brady Corporation completed a private placement of €75,000,000 (approximately $95,000,000 USD) aggregate principal amount of senior notes to accredited institutional investors. The €75,000,000 of senior notes consists of €30,000,000 aggregate principal amount of 3.71% Series 2010-A Senior Notes, Tranche A, due May 13, 2017 and €45,000,000 aggregate principal amount of 4.24% Series 2010-A Senior Notes, Tranche B, due May 13, 2020. The senior notes, which are senior unsecured obligations of Brady Corporation and certain of its subsidiaries, were issued pursuant to a Note Purchase Agreement, dated as of May 13, 2010, between Brady Corporation, Brady Worldwide, Inc., and Tricor Direct, Inc., on the one hand, and certain purchasers listed therein, on the other hand (the “Note Purchase Agreement”). The senior notes are guaranteed by certain of Brady Corporation’s domestic subsidiaries. Brady Corporation intends to use the net proceeds of the private placement to refinance existing debt, to fund future acquisitions, and for general corporate purposes. The sale of the senior notes was exempt from the registration requirements of the Securities Act of 1933. The notes will not be registered for resale and may not be resold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The foregoing description of the senior notes is qualified in its entirety by the terms of the Note Purchase Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth above under Item 1.01 is incorporated herein by reference.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit

10.1	Note Purchase Agreement, dated as of May 13, 2010, by and among Brady Corporation, Brady Worldwide, Inc., Tricor Direct, Inc., and the purchasers listed therein.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION
Date: May 14, 2010	/s/ Thomas J. Felmer
Thomas J. Felmer
Senior Vice President & Chief Financial Officer